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EXHIBIT 12 - STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                         Period from May 1,
                                        1998 to December 31,
                                        --------------------
                                                1998               1999        2000         2001       2002
                                                ----               ----        ----         ----       ----
Income (loss) before gain on disposal
of real estate assets, discontinued
operations, provision for income taxes
and extraordinary loss                        $ 54,457           $ 40,608    $(63,485)    $ 53,568   $ 50,688

Interest Expense
     Notes payable and other debt               58,337             87,124      93,570       86,175     78,374
     United States Settlement                      -                  -           -          4,592      5,461
                                              ---------------------------------------------------------------
     Earnings                                 $112,794           $127,732    $ 30,085     $144,335   $134,523
                                              ===============================================================
Interest Expense
     Notes payable and other debt               58,337             87,124      93,570       86,175     78,374
     United States Settlement                      -                  -           -          4,592      5,461
                                              ---------------------------------------------------------------
     Fixed Charges                            $ 58,337           $ 87,124    $ 93,570     $ 90,767   $ 83,835
                                              ===============================================================
     Ratio of Earnings to Fixed
     Charges and preferred stock
     dividends (a)                                1.93               1.47        0.32         1.59       1.60
                                              ===============================================================
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(a) Earnings were insufficient to cover fixed charges by $63.5 million in 2000.
Earnings in 2000 were reduced by $96.5 million for the United States Settlement.